Exhibit 10.1

SPI Solar Power Suzhou Co., Ltd.

GD Solar Co., Ltd.

Cooperation Framework Agreement

Place of Agreement: Shanghai

Date of Agreement: October 22, 2014

Party A: SPI Solar Power Suzhou Co., Ltd.

Party B: GD Solar Co., Ltd.

Whereas:

In order to meet the needs of the development of new energy industry, both parties decided to construct a comprehensive strategic cooperative partnership in the photovoltaic power plant investment, development, construction and operation based on the principle of honest cooperation, complementary advantages, resource sharing, equality and mutual benefit. Therefore the two parties reached cooperation framework agreement as follows:

Without any special declaration, "Party A" in this framework agreement  can be understood as "Party A and / or its relevant Company"; "Party B" can be understood as "Party B and / or its relevant Company and / or its relevant business partners”. According to this framework agreement, the relevant company refers to the directly or indirectly controlling companies and the companies directly or indirectly controlled.  Here “control" refers to one party’s guiding rights or powers of policy management and administrative affairs to the other party through contract, the equity or equity arrangement. Both parties confirm they have separately gained its relevant company’s  authorization on signing the framework agreement.

1. Strategic planning and cooperation mode

1.1 Both parties confirm they shall have joint cooperation in developing, investing and constructing  photovoltaic power station in the nationwide scale. From 2015 to 2017 the total capacity is expected to be 1.5GW. In 2015, it is expected to be 500MW, and 500MW in 2016 and 2017 respectively. As for the in-depth development of cooperation in the future, the two parties will further expand scope, size and depth of cooperation.

1.2 Both parties  can choose the following cooperation mode in power plant investment and development:

(1)  Party A is responsible for drafting photovoltaic power plant investment, investment guidelines, profitability requirement standard and development plans. After both parties confirm the development strategy and determine the specific implementation plan, Party B shall be responsible for the  on-the-spot investigation of the project at early stage. After preliminary assessment from both parties, the relevant companies of Party B are responsible for registration of project company and begin preparatory work, which includes but is not limited to facilitating project company to obtain legal project land use rights, getting access to relevant "pass" issued by competent department , the filing notice or gaining approval of power access by Power Grid Corp in province / autonomous region. Afterwards Party B is responsible for general contracting construction of EPC. Prices and other specific matters are agreed upon by both parties. After the completion and operation of the project and meeting investment profits of Party A, Party A shall purchase 80%-100%  equity of Party B’s relevant cooperative companies and negotiate the price.

(2) Projects developed solely by Party A: In the premise of compliance with the provisions of relevant laws and regulations, Party B is given priority to be entrusted for the EPC general contractor construction in accordance with fair market price and mode. Concrete matters shall be agreed upon by both parties.

(3) In compliance with the provisions of the relevant laws and regulations such as the premise of the normative documents, Party A is entitled to a right of first refusal to purchase or cooperate with respect to projects developed or constructed by Party B under the same conditions.

(4) The projects in the construction or having been completed held by relevant cooperative companies of Party B shall have the priority to be transferred to Party A with the premise of the legal provisions. After the completion of the internal review in Party A, Party A shall purchase the project company 80% - 100% equity, and equity transfer price is determined by the project IRR principle.

2.  Confidential Responsibility

(1) The parties acknowledges and agrees that during and before signing the framework agreement, business, financial condition and all information (regardless of the media) revealed by one party to the other should be confidential information (hereinafter referred to as "confidential information"). Unless the Parties agreed otherwise in writing, receiving (notifying) party should keep confidential of the confidential information. Except for the two parties’ purpose to determine the development of cooperation projects or the need of abiding by the relevant laws and regulations, it is forbidden to use or disclose the confidential information to any third party. The two parties’ confidentiality obligations are still valid under this clause during the validity of this framework agreement expires within one year.

3.  The execution and termination

The agreement should come into effect upon being signed and sealed by both parties. This agreement shall be valid for three years. This framework agreement shall terminate under any of the following circumstances:

(1) Both parties agree to terminate this framework agreement only in writing;

(2) When one party breaches confidentiality obligations or cause this framework agreement fail to achieve its purpose, the other party can terminate this framework agreement.

4. The effectiveness of the termination

After termination of this framework agreement , one party shall return confidential data and information of the other party. Information which is unable to be returned should be promptly destroyed.

5. Dispute resolution

All matters concerning signing, explaining and implementing the agreement shall apply to laws in the People's Republic of China (excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan). All disputes between the parties during the execution of this framework agreement shall be settled by both parties through friendly consultation; if no settlement can be reached, the parties shall submit the dispute to the people's court where the plaintiff is located.

This agreement has six copies, and each party keeps three copies with the same effect.

(no text hereafter)

(The signing page)

Party A: SPI Solar Power Suzhou Co., Ltd.

The authorized person: (seal)

October 22, 2014

Party B: GD Solar Co., Ltd.

The authorized person: (seal)

October 22, 2014